EXHIBIT (a)(1)(viii)

TENDER OFFER INSTRUCTION FORM

XPRE$$AVINGS 401(K) PLAN

BEFORE COMPLETING THIS FORM, PLEASE CAREFULLY READ
THE ACCOMPANYING INFORMATION

CONTROL NUMBER:

Make sure to retain a copy
of your control number in
case you need it at a future
time to make a revocation.

In response to the offer by New Mountain Lake Acquisition Company, a Nevada corporation (“Purchaser”) and a wholly owned subsidiary of New Mountain Lake Holdings, LLC, a Nevada limited liability company (“Holding Company”), to purchase for cash all outstanding Class A Common Stock, par value $0.01 per share (“Class A Shares”), of U.S. Xpress Enterprises, Inc., a Nevada corporation (“U.S. Xpress”), other than Class A Shares already owned by Purchaser, Holding Company, and the Continuing Investors, at $20.10 per Class A Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 12, 2007, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), I hereby instruct State Street Bank and Trust Company (the “Trustee”), the Xpre$$avings 401(k) Plan (the “Plan”) trustee, and Diversified Investment Advisors, the Plan administrator, to tender or not to tender the Class A Shares allocated to my account under the Plan in response to the Offer as follows (PLEASE CHECK ONE BOX AND COMPLETE THE REMAINDER OF THIS TENDER OFFER INSTRUCTION FORM (“INSTRUCTION FORM”) — If more than one box is checked below your election may be disregarded):

☐ YES.	I DIRECT THE TRUSTEE TO TENDER ALL OF THE CLASS A SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

☐ YES.	I DIRECT THE TRUSTEE TO TENDER A PERCENTAGE % (1% — 99%) OF THE CLASS A SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER. PLEASE SET FORTH A WHOLE PERCENTAGE BETWEEN 1%-99%). If you fail to insert a (whole) percentage, your election will be treated as an election NOT to tender any of your Class A Shares.

☐ NO.	I DIRECT THE TRUSTEE NOT TO TENDER ANY OF THE CLASS A SHARES ALLOCATED TO MY PLAN ACCOUNT IN RESPONSE TO THE OFFER.

You may submit your tender instruction to Ellen Philip Associates, Inc. (the “Independent Tabulator”) by toll-free telephone call, by Internet or by mail. Telephone and Internet facilities are available twenty-four hours a day, seven days a week, and represent the speediest way to submit your instruction. On the Internet facility you have the option of receiving an instant confirmation. On a touch-tone phone, call 1-866-580-7645. On the Internet go to https://www.tabulationsplus.com/xprsa. You should have a copy of this Instruction Form and the control number handy when you call via the toll-free number or access the Internet to provide your instructions.

Tender Instructions that are not timely received by the Independent Tabulator, and, if submitted by mail, those received without a box checked above or with more than one box checked, will be treated as an instruction not to tender any of your Class A Shares.

As set forth above, the speediest way to submit your instructions is via telephone or Internet. However, if you prefer to do so, you may submit your written instructions by mailing this completed form promptly in the enclosed postage-paid envelope.

YOUR INSTRUCTION, HOWEVER SUBMITTED, MUST BE RECEIVED BY THE INDEPENDENT TABULATOR NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 9, 2007, OR YOUR CLASS A SHARES WILL NOT BE TENDERED.

, 2007
Signature	Date

Daytime Phone Number